Exhibit 3.13

Articles of Incorporation

of

Innovex Merger Corp.

The undersigned does hereby submit these Articles of Incorporation for the purpose of forming a business corporation under and by virtue of the laws of the State of North Carolina:

1. The name of the corporation is Innovex Merger Corp.

2. The corporation is authorized to issue two classes of capital stock to be designated “Common Stock” and “Preferred Stock.” The total number of shares that the corporation is authorized to issue is 200,000 shares, of which 100,000 shares shall be Common Stock, par value $1.00 per share, and 100,000 shares shall be Preferred Stock, par value $25.00 per share.

2.1 Common Stock. The holders of Common Stock shall be entitled to one vote per share and, subject to the rights and preferences of the holders of the Preferred Stock and any other class or classes of stock senior to or on a parity with the Common Stock, shall be entitled to dividends as, when and if declared and paid to the holders of Common Stock, and upon liquidation, dissolution or winding up of the corporation, to share ratably in the assets available for distribution to the holders of Common Stock.

2.2 Preferred Stock. The authorized shares of Preferred Stock shall have the rights, preferences, privileges and restrictions as set forth below in this Article 2.

2.2.1 Dividends. The holders of the Preferred Stock shall be entitled to receive dividends at the rate of $1.00 per share, payable annually on December 31 of each year that preferred Stock is outstanding out of funds legally available therefor. Such dividends shall be payable when, as and if declared by the Board of Directors of the corporation and shall accrue on each share of Preferred Stock from day to day from the date of issuance whether or not earned or declared so that if such dividends with respect to any previous dividend period have not been paid on, or declared and set apart for, all shares of Preferred Stock then outstanding, the deficiency shall be fully paid on, or declared and set apart for, such shares before any dividend shall be paid on, or declared and set apart for, the Common Stock. No dividends (other than those payable solely in Common Stock of the corporation) shall be paid on any shares of Common Stock during any fiscal year of the corporation until dividends on the Preferred Stock at the rate of $1.00 per share shall have been paid, or declared and set apart, during that fiscal year and any prior fiscal year in which dividends have accumulated but remained unpaid. No rights shall accrue to holders of the Preferred Stock by reason of the fact that dividends on shares of Preferred Stock are not declared in any prior year, nor shall the amount with respect to any undeclared or unpaid dividend bear or accrue any interest.

2.2.2 Liquidation Preference.

(a) Rights on Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, in each case whether voluntary or involuntary, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, prior to and in preference of any distribution of any of the assets or surplus funds of the corporation to the holders of Common Stock, an amount equal to $25.00 per share of Preferred Stock (adjusted to reflect any and all stock dividends, stock splits, combinations or recapitalizations), plus any and all unpaid dividends thereon to the date fixed for distribution. After setting apart or paying in full the preferential amounts due the holders of shares of Preferred Stock, the remaining assets of the corporation available for distribution to stockholders, if any, shall be distributed ratably among the holders of shares of Common Stock. The merger or consolidation of the corporation into or with another corporation in which the stockholders of the corporation shall own less than 50% of the voting securities of the surviving corporation, or the sale or other disposition of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation as those terms are used in this Section 2.2.2.

(b) Notice of Liquidation. In the event of any liquidation, dissolution or winding up of the corporation, in each case whether voluntary or involuntary, the corporation shall, within ten days after the date the Board of Directors approves such action, or at least 20 days prior to any stockholders’ meeting called to approve such action, or within 20 days after the commencement of any involuntary proceeding, whichever is earlier, give each holder of one or more shares of Preferred Stock initial written notice of the proposed action. Such initial written notice shall describe the material terms and conditions of such proposed action, including the date on which the proposed action is scheduled to occur or commence (the “Liquidation Date”) and a description of the stock, cash and property to be received by the holders of shares of Preferred Stock upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial written notice shall occur, the corporation shall promptly give written notice to each holder of one or more shares of Preferred Stock of such material change and of any change in the Liquidation Date. The corporation shall not consummate any liquidation, dissolution or winding up of the corporation, in each case whether voluntary or involuntary, before the expiration of 30 days after the mailing of the initial written notice or ten days after the mailing of any subsequent written notice, whichever is later; provided that any such 30-day or 10-day period may be shortened upon the written consent of the holders of all of the outstanding shares of Preferred Stock.

(c) Valuation of Non-Cash Assets. In the event any liquidation, dissolution or winding up of the corporation, in each case whether voluntary or involuntary, involves the distribution of assets other than cash, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution, as determined in good faith by the Board of Directors.

2.3 No Voting Rights. Except as may otherwise be required by applicable law, the Preferred Stock shall have no voting rights.

3. The address of the initial registered office of the corporation in the State of North Carolina is 4709 Creekstone Drive, Riverbirch Building, Suite 300, Durham, Durham County, North Carolina 27703, and the name of its initial registered agent at such address is Gregory D. Porter.

4. The name and address of the incorporator is William W. Nelson, 2500 First Union Capitol Center, Raleigh, Wake County, North Carolina 27601.

5. The number of directors constituting the initial board of directors shall be one (1), and the name and address of the person who is to serve as director until the first meeting of shareholders, or until his successor is elected and qualified, is:

Name	Address
Gregory D. Porter	4709 Creekstone Drive Riverbirch Building, Suite 300 Durham, North Carolina 27703

6. A director of the corporation shall not be personally liable to the corporation or otherwise for monetary damages for breach of any duty as a director, except for liability with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the corporation; (ii) any liability under N.C. Gen. Stat. § 55-8-33 for unlawful distributions; or (iii) any transaction from which the director derived an improper personal benefit. If the North Carolina Business Corporation Act is amended to authorize corporate action for further eliminating or limiting personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as so amended.

Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

7. The provisions of Article 9 and Article 9A of the North Carolina Business Corporation Act, entitled “The North Carolina Shareholder Protection Act” and “The North Carolina Control Share Acquisition Act,” respectively, shall not be applicable to the corporation.

IN WITNESS WHEREOF, I have hereunto set my hand this 20th day of November, 1996.

/s/ William W. Nelson
William W. Nelson, Incorporator

ARTICLES OF MERGER OF

BENEFIT TRANSNATIONAL HOLDING CORP.

INTO

INNOVEX MERGER CORP.

Pursuant to North Carolina General Statute Section 55-11-05(a), Innovex Merger Corp., a North Carolina corporation (the “Surviving Corporation”), hereby submits these Articles of Merger as the surviving business entity for the purpose of merging Benefit Transnational Holding Corp., a North Carolina corporation, with and into the Surviving Corporation:

1.	The name of the Surviving Corporation is Innovex Merger Corp.

2.	The registered office street address of the Surviving Corporation is 150 Fayetteville St., Box 1011, Raleigh, NC 27601, Wake County.

3.	The principal office address of the Surviving Corporation is 4820 Emperor Boulevard, Durham, NC 27703, Durham County.

4.	The name of the merged entity is Benefit Transnational Holding Corp., a North Carolina corporation.

5.

A Plan of Merger has been duly approved in the manner prescribed by Chapter 55 of the General Statutes of North Carolina by the board of directors and shareholder of the Surviving Corporation and by the board of directors and shareholder of Benefit Transnational Holding Corp.

6.	These Articles of Merger will be effective upon filing.

This the 20th day of September, 2012.

INNOVEX MERGER CORP.

By:	/s/ Beverly Rubin
Name: Beverly Rubin
Title: President

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